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                                                                    Exhibit 10.3
                                                                    ------------

                           Severance Agreement - SVP
                           -------------------------

                                                         August 28, 2001

Dear _______________:

     This letter will confirm our understanding on the matters set forth below, and supersedes all prior agreements between us on the same subject.

     1. Subject to your execution of the release required by paragraph 11, if your employment with The Sports Authority, Inc. (the "Company") is terminated by the Company other than for Cause and paragraph 2 does not apply, the Company will pay to you your base salary through the date termination occurs, and thereafter the Company will pay you twenty-six (26) bi-weekly severance payments equal to your bi-weekly base salary at the time of termination. In addition, on the next ensuing date when bonuses are paid under the bonus plan of the Company in which you are a participant at the time of your termination, the Company will pay you in a lump sum an amount equal to (i) the bonus you would have received if you had remained employed by the Company through that date, multiplied by
(ii) a fraction, the numerator of which is the number of days in the Company fiscal year for which such bonus is payable in which you were employed by the Company and the denominator of which is the number of days in such fiscal year.

     2. Notwithstanding paragraph 1, if there is a Change in Control while you are employed by the Company and if your employment with the Company is terminated by the Company other than for Cause within a two-year period following such a Change in Control, or if you terminate your employment with the Company for Good Reason between ninety days and two years after such Change in Control, the Company will pay to you an amount equal to two times the sum of (i) your annual rate of base salary (A) at the time of your termination, or (B) immediately prior to the Change in Control, or (C) immediately prior to any reduction in your base salary at any time after the commencement of negotiations with another party which ultimately results in a Change in Control, whichever base salary amount is greatest, and (ii) the "on plan" bonus amount targeted for you for the fiscal year in which your termination occurs or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater. Such payment shall be made within fifteen days after your termination. If your employment is terminated by the Company other than for Cause before a Change in Control but after the commencement of negotiations with another party which ultimately result in a Change in Control, your termination shall be treated as a termination under this paragraph 2 as of the date of the Change in Control, and the payment made to you under this paragraph 2 shall be reduced by any payments made to you pursuant to paragraph 1 before the Change in Control.
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     3.  (a)  Termination by the Company for "Cause" means termination based on
(i) conduct which is a material violation of Company policy (as in effect on the date your employment is terminated, if it is terminated under paragraph 1, and as in effect immediately before the Change in Control, if your employment is terminated under paragraph 2), or which is fraudulent or unlawful, (ii) misconduct which damages or injures the Company or substantially damages the Company's reputation, or (iii) gross negligence in the performance of, or willful failure to perform, your duties and responsibilities.

         (b) Termination by you for "Good Reason" means termination based on the occurrence without your express written consent of any of the following: (i) at any time after the commencement of negotiations with another party which ultimately result in a Change in Control, (A) a significant diminution by the Company of your role with the Company or a significant detrimental change in the nature and/or scope of your status with the Company, other than for Cause, or
(B) a reduction in your base salary, other than for Cause and other than as part of an across-the-board reduction in salaries of management personnel (including all Vice Presidents and above) of less than 20%, or (ii) at any time after a Change in Control, (A) a material diminution by the Company of benefits (taken as a whole) provided to you immediately prior to the Change in Control, (B) the relocation of the Company's principal executive offices to a location outside of Broward County, Palm Beach County or Dade County, Florida or any requirement that you be based anywhere other than the Company's principal executive offices, or (C) the Company's breach of its obligation under paragraph 12 of this agreement.

         (c)  A "Change in Control" shall be deemed to have occurred if:

              (i) the "beneficial ownership" (as defined in Rule l3d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities representing more than 50% of the combined voting power of the Company is acquired by any "person" as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), or

              (ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or

              (iii) during any period of three consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period).
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     4.   (a)  Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of
Section 280G of the Code, you shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of any excise tax imposed on you under Section 4999 of the Code , and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence (or, if greater, the state and locality in which you are required to file a nonresident income tax return with respect to the Payment) on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained by you from the deduction of such state and local taxes.

     (b) All determinations to be made under this paragraph 4 shall be made by the Company's independent public accountant immediately prior to the Change in Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and you within 10 days of your termination. Any such determination by the Accounting Firm shall be binding upon the Company and you. Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to you, or for your benefit, such amounts as are then due to you under this agreement.

     (c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you know of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim;

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
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     (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

     (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 4, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs you to pay such claim and sue for a refund the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by you of an amount advanced by the Company pursuant to this Section, you become entitled to receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of this paragraph) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to this Section, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
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     (e)  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this paragraph shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this paragraph, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

     5. The payments provided hereunder shall constitute the exclusive payments due you from, and the exclusive obligation of, the Company in the event of any termination of your employment, except for any benefits which may be due you in normal course under any employee or executive benefit plan of the Company which provides benefits after termination of employment, other than a severance pay plan. You shall not be required to mitigate the amount of any payment or benefit provided for in this agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise. The payments hereunder may not be transferred, assigned or encumbered in any manner, either voluntarily or involuntarily. In the event of your death, any payments then or thereafter due hereunder will be made to your estate.

     6. In consideration of the obligations of the Company hereunder, you shall not,

     (i) for a period of one year from the date of any termination of your employment other than under paragraph 2, or for a period of two years from the date of any termination of your employment under paragraph 2, directly or indirectly become an employee, director, consultant or advisor of, or otherwise affiliated with, (A) any company listed on Exhibit A or any successor thereof, or (B) any other retailer of
          ---------
          sporting goods, athletic footwear or athletic apparel which sells in the United States through any retail channel, including without limitation stores, catalogs, direct mail, the Internet and commercial and/or institutional sales (unless (i) sporting goods, athletic footwear and athletic apparel constitute less than 50% of the sales of such retailer during its last completed fiscal year, or (ii) such retailer had sales totaling less than $300,000,000 during its last completed fiscal year and less than 20 retail outlets in the United States at the end of such fiscal year, or (iii) the classes of products sold by such retailer constitute less than 10% of the total sales by the Company and its licensees in the United States during its last completed fiscal year),

     (ii) for a period of one year from the date of any termination of your employment other than under paragraph 2, or for a period of two years from the date of any termination of your employment under paragraph 2, directly or indirectly solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time on or after the date of such termination (unless more than six months shall have elapsed between the last day of such person's employment by the Company and the first date of such solicitation or hiring),

     (iii) for a period of two years from the date of any termination of your employment, disparage the name, business reputation or business practices of the Company or any of its officers or directors, or interfere with the Company's existing or prospective business relationships, or

     (iv) for a period of two years from the date of any termination of your employment, without the written consent of the Chief Executive Officer of the Company, disclose to any person other than as required by law or court order, any trade secrets or confidential information obtained by you while in the employ of the Company, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by you) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company.

     You acknowledge that these restrictions are reasonable and necessary to protect the Company's legitimate interests, that the Company would not have entered into this agreement in the absence of such restrictions, that any violation of these restrictions will result in irreparable harm to the Company, and that the damages suffered by the Company would be extremely difficult to calculate. You agree that, if you violate these restrictions, the Company shall be entitled to damages in an amount equal to the aggregate severance payments you have received or are entitled to receive under paragraph 1 or paragraph 2, plus, in any event, any additional damages provable by the Company, and that the Company may cease making any severance payments required under paragraph 1 or paragraph 2, to the extent necessary to satisfy your obligations to the Company under this sentence. You also agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of these restrictions, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. You represent that the above restrictions on competing with the Company will not interfere with your ability to earn a livelihood if your employment with the Company is terminated.

     7. The Company agrees that, after termination of your employment, it will not issue any communications, written or otherwise, that disparage, criticize or otherwise injure or reflect adversely on you.

     8. If your employment with the Company is terminated and the Company is obligated to make any payments to you pursuant to paragraph 1 or paragraph 2, the Company shall maintain for your benefit liability insurance for all acts by you before such termination, no less favorable to you than the liability insurance in force for other officers of the Company as of the date of your termination and, if your employment is terminated under paragraph 2, no less favorable to you than the liability insurance in force for other officers of the Company immediately prior to the Change in Control.

     9. The parties irrevocably and unconditionally (i) agree that any legal proceeding arising out of this agreement may be brought in the United States District Court for the Southern District of Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Broward County, Florida, (ii) consent to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. The parties also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in any manner permitted by law.

     10. In any action or proceeding between you and the Company arising from or relating to the interpretation or enforcement of this agreement, the party which prevails in such litigation shall be entitled to full reimbursement by the other party for all reasonable expenses (including reasonable attorneys' fees and expenses) incurred in connection with such action.

     11. The obligation to make the payments hereunder is conditioned upon your execution and delivery to the Company at the time of the termination of your employment of a release, in form satisfactory to the Company, of any claims you may have as a result of your employment or termination of employment under any federal, state or local law, excluding any claim for benefits which may be due you in normal course under any employee or executive benefit plan of the Company which provides benefits after termination of employment, other than a severance pay plan, and excluding any claims for reimbursement for liabilities, costs or expenses incurred in any action against you within the scope of your employment by the Company and for which you would have been either indemnified pursuant to the bylaws of the Company or insured pursuant to a liability insurance policy maintained by the Company, in either case as of the date hereof (in which case you shall notify the Company in writing within ten days after receiving service of process as to the commencement of the action and give the Company the right to control the defense of any such action), unless later limited in accordance with applicable law.

     12. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to acknowledge expressly that this agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this agreement. As used in this agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

     13. All payments hereunder shall be subject to applicable tax withholding and deductions.

     14. Nothing in this agreement shall be construed as giving you any right to be retained in the employ of the Company. You understand and acknowledge that your employment is on an "at-will" basis, and that you are employed by the Company for an unspecified duration, that your employment may be terminated at any time, with or without cause, and with or without notice, at either your option or the Company's option.

     15. This agreement shall not apply to any termination of your employment after November 30, 2004 (the "agreement termination date"), provided that the agreement termination date shall be automatically extended for successive one-year periods unless, at least ninety days prior to the agreement termination date, the Company notifies you or you notify the Company in writing that the agreement termination date will not be so extended. All of the provisions of this agreement shall remain in effect after the agreement termination date to the extent applicable to any termination of your employment on or before such date.

     16. This agreement shall be governed by and interpreted under the laws of the State of Florida without giving effect to any conflict of laws provisions.

     17. This agreement sets forth the entire understanding with respect to the subject matter hereof and supersedes all prior agreements, written or oral or express or implied, between you and the Company as to such subject matter. This agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by you and the Company.

     18. If any provision of this agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this agreement.

     19. The language of this agreement shall be construed in accordance with its fair meaning and not for or against any party.

     Please indicate your agreement by signing below and retain one copy for you records.

                                        Sincerely,

                                        THE SPORTS AUTHORITY, INC.


                                        By:__________________________

Agreed:
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_____________________________

Date: _______________________
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                                   EXHIBIT A
                                   ---------

Academy Sports
The Athlete's Foot
Bass Pro Shops
Big 5 Sports
Chick's
Decathlon
Dick's Clothing & Sporting Goods
Dunham's Sports
Footstar, Inc., Footaction and Just for Feet
Galyans Trading Co., Inc.
Gart Sports Company
G.I. Joe's
Global Sports, Inc.
Hibbett Sporting Goods, Inc.
MC Sports
Modell's
REI
Sport Chalet
Venator Group, including only Venator corporate and Eastbay, Footlocker, Lady
     Footlocker and Champs